LIMITED LIABILITY COMPANY RESTATED AND AMENDED OPERATING AGREEMENT
ROBERT VENTURES HOLDINGS LLC

This Restated and Amended Operating Agreement (the "Agreement") of Robert Ventures Holdings LLC, a Delaware limited liability company (the "Company"), is made and entered into effective as of October 9, 2024, by and among Robert Ventures LLC (in its capacity as the Company’s manager, the "Manager") and the person(s) listed on Schedule 1 attached hereto under the caption "Members" (the "Members"). This Agreement restates, amends, and supersedes the original Operating Agreement of the Company, which was made effective May 3, 2022, in its entirety.

SECTION 1

THE LIMITED LIABILITY COMPANY

1.1Formation. On May 3, 2022, the Articles of Organization of the Company were filed with the Delaware Department of State in accordance with and pursuant to, the Delaware Limited Liability Company Act, as the same may be amended from time to time (the “Act”).

1.2Name. The name of the Company is Robert Ventures Holdings LLC, and the business of the Company shall be conducted under such name.

1.3Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed within the State of Delaware, including but not limited to managing or providing advice with respect to investment assets.

1.4Office. The Company shall maintain its principal business office within the State of Delaware at 2810 N Church Street, Num 28283 or such other address as shall be designated by the Manager.

1.5Registered Agent. A Registered Agent, Inc. shall be designated as the registered agent of the Company. The registered address to which any process shall be served shall be to 8 The Green, Ste A, Dover, DE 19901.

1.6Term. The Company shall continue perpetually unless sooner terminated as provided in this Agreement or the Act.

1.7Names and Addresses of Members. The names and addresses of the Members are as set forth on Schedule 1 attached to this Agreement and incorporated herein by reference, as such may be amended from time to time.

1.8Admission of Additional Members. Except as otherwise expressly provided in this Agreement, no additional members may be admitted to the Company through issuance by the Company of a new Membership Interest (as defined below) in the Company without the prior unanimous written consent of the Members whose Membership Interests are diluted by admission of such new Member.

1.9Limited Liability of Members. Except for the liability to return distributions pursuant to the Act and as otherwise required by law, no Member of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member of the Company.

SECTION 2

CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

2.1Initial Contributions. The Members initially shall contribute to the Company, if at all, capital as set forth on Schedule 1 attached to this Agreement.

2.2Additional Contributions. No Member shall be obligated to make any additional contribution to the Company's capital without the unanimous written consent of the Members.

2.3No Interest on Capital Contributions. Members are not entitled to interest or other compensation for or on account of their capital contributions to the Company, except to the extent, if any, expressly provided in this Agreement.

2.4Membership Interests. Each Member shall hold an interest in the Company as described in this Agreement, including (without limitation): (A) an interest in the profits, losses, allocations of other items and distributions from the Company; (B) rights with respect to the Company and administration of the Company, if any; (C) access to or rights to demand or require any information or account of the Company or its affairs; and (D) rights to inspect the books and records of the Company (collectively such Member’s “Membership Interest”).

SECTION 3

ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

3.1Profits/Losses. For financial accounting and tax purposes, the Company's net profits or net losses shall be determined on an annual basis and shall be allocated, after appropriate provision for expenses and liabilities, and the repayment of any capital contributions made by Members, to the Members in proportion to each Member's relative capital interest in the Company as set forth in Schedule 1 (as amended from time to time) in accordance with U.S. Department of the Treasury Regulations (“Treasury Regulations”) Section 1.704-1 under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.2Special Allocations

3.2.1Minimum Gain Chargeback and Qualified Income Offset. Notwithstanding anything to the contrary contained in Section 3 of this Agreement, the allocations of income or gain described in the Treasury Regulations Sections 1.704 2(f), 1.704-2(i)(4), and 1.704 1(b)(2)(ii)(d) (last paragraph) shall be made in the circumstances described in such Sections of the Treasury Regulations or any successor provisions thereto. This Section 3.2.1 is intended to constitute a minimum gain chargeback provision and a qualified income offset provision under such Sections of the Treasury Regulations and shall be so interpreted for all purposes;

3.2.2Nonrecourse Liabilities. Each Member’s share of the nonrecourse liabilities (within the meaning of the Treasury Regulations Section 1.704 2(b)(3)) of the Company shall be determined in accordance with the Treasury Regulations Section 1.752-3. All excess nonrecourse deductions of the Company under the Treasury Regulations Section 1.752-3 shall be specially allocated to the Members in proportion to the capital interest of each Member in the Company as set forth in Schedule 1 (as amended from time to time);

3.2.3Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to the Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(2) or Section 1.704 1(b)(2)(iv)(m)(4), to be taken into account in determining Member capital accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or as an item of loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(4) applies.

3.3Distributions. The Manager shall determine and distribute available funds annually or at more frequent intervals as he or she sees fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, and the repayment of any capital contributions made by Members, as determined by the Manager. Distributions in liquidation of the Company or in liquidation of a Member's Membership Interest shall be made in accordance with the positive capital account balances pursuant to Treasury Regulations Section 1.704.1(b)(2)(ii)(b)(2). To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in Treasury Regulations Section 1.704.1(b)(2)(ii)(d).

3.4No Right to Demand Return of Capital. No Member has any right to any return of capital or other distribution except as expressly provided in this Agreement. No Member has any drawing account in the Company.

SECTION 4

INDEMNIFICATION

The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, in pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the Company, Manager, employee or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of "no lo contendere" or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had or had not reasonable cause to believe that his conduct was unlawful.

SECTION 5

POWERS AND DUTIES OF MEMBERS AND MANAGER

5.1Management of Company.

5.1.1Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law: (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager; and (B) unless this Agreement provides otherwise, the Manager shall make all decisions and take all actions for the Company.

5.1.2Designation of the Manager. By executing this Agreement, each of the Members agree that Robert Ventures LLC shall serve as the Manager of the Company. Thereafter, the Manager shall be designated by the unanimous consent of the Members.

5.1.3Except as otherwise provided in this Agreement, all decisions and documents relating to the management and operation of the Company shall be made and executed by the Manager.

5.1.4Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Manager to manage and operate the business and affairs of the Company.

5.2Actions of the Members. Decisions and actions of the Members may be made or approved at a meeting  held in accordance with the provisions of this Agreement or by a written instrument executed by such percentage of the Members as is required to make or approve such action or decision under the terms of this Agreement.

5.3Meetings of the Members. Any Member or the Manager may call a meeting of the Members by written notice to the Members. Any such meeting shall be held at such location as specified in such written notice. Members may be present at any meeting of the Members by telephone provided that each Member can hear all other present Members. A quorum of the Members shall consist of a majority of the Members.

5.4Officers. The Manager may appoint and elect officers for the Company, including (without limitation), a president, one or more vice presidents, a secretary and a treasurer. The Manager shall have the right to remove any officers, with or without cause. The Manager may delegate to the officers the power to manage the day to day business and affairs of the Company and to take such additional actions as authorized by the Manager, all of which powers may be expanded or limited by the Manager.

5.5Members Have No Managerial Authority. The Members shall have no power or right to participate in the management of the Company except as expressly authorized by this Agreement or the written authorization of the Manager and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Manager, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.6Withdrawal by a Member. A Member has no power to withdraw from the Company, except as otherwise provided in Section 8.

SECTION 6

SALARIES, REIMBURSEMENT, AND PAYMENT OF EXPENSES

6.1Organization Expenses. All expenses incurred in connection with organization of the Company shall be paid by the Company.

6.2Salary. No salary shall be paid to the Manager or a Member for the performance of his duties under this Agreement unless the salary has been approved in writing by all Members.

6.3Reimbursement of Expenses. The Company shall reimburse the Manager for any expenses incurred by the Manager in connection with services rendered or duties performed by the Manager on behalf of the Company.

6.4Legal and Accounting Services. The Manager may employ from time to time persons, firms or corporations for the operation and management of any and all assets which may come under the ownership or control of the Company, including (without limitation) accountants and attorneys, on such terms and for such compensation as the Manager shall determine.

SECTION 7

BOOKS OF ACCOUNT, ACCOUNTING REPORTS, TAX RETURNS, FISCAL YEAR, BANKING

7.1Method of Accounting. The Company shall use such method of accounting as determined by the Manager for financial reporting and tax purposes.

7.2Fiscal Year; Taxable Year. The fiscal year and the taxable year of the Company is the calendar year.

7.3Capital Accounts. The Company shall maintain a Capital Account for each Member on a cumulative basis in accordance with federal income tax accounting principles.

7.4Banking. All funds of the Company shall be deposited in a separate bank account or in an account or accounts of a savings and loan association in the name of the Company as determined by the Manager. Company funds shall be invested or deposited with an institution, the accounts or deposits of which are insured or guaranteed by an agency of the United States government.

7.5Books of Accounts and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Manager, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company and all matters required by the Act. The books and records shall at all times be maintained at the principal executive offices of the Company or such other place as shall be designated by the Manager and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

7.6Reports. After the end of each fiscal year, the Manager shall cause to be prepared, and shall mail to each Member as soon as practicable after the close of the fiscal year, financial statements of the Company. Such financial statements shall be accompanied by such tax information as shall be reasonably necessary for each Member to prepare its federal income tax return.

SECTION 8

TRANSFER OF MEMBERSHIP INTEREST

8.1Sale or Encumbrance Prohibited. Except as otherwise permitted in this Agreement, no Member may voluntarily or involuntarily transfer, sell, convey, encumber, pledge, assign, or otherwise dispose of (collectively, “Transfer”) a Membership Interest in the Company without the prior written consent of a majority in interest of the Members.

8.2Substituted Parties. Any Transfer in which the transferee becomes a fully substituted Member is not permitted unless and until:

(1)The transferor and assignee execute and deliver to the Company the documents and instruments of conveyance necessary or appropriate in the opinion of counsel to the Company to effect the Transfer and to confirm the agreement of the permitted assignee to be bound by the provisions of this Agreement; and

(2)The transferor furnishes to the Company an opinion of counsel, satisfactory to the Company, that the Transfer shall not cause the Company to terminate for federal income tax purposes or that any termination is not adverse to the Company or the other Members.

8.3Death, Incompetency, or Bankruptcy of Member. On the death, adjudicated incompetence, or bankruptcy of a Member, the successor in interest to the Member (whether an estate, bankruptcy trustee, or otherwise) shall receive only the economic right to receive distributions whenever made by the Company and the Member's allocable share of taxable income, gain, loss, deduction, and credit (the “Economic Rights”) unless and until a majority in interest of the other Members admit the transferee as a fully substituted Member in accordance with the provisions of Section 8.2. Any Transfer of Economic Rights pursuant to this Section 8.3 shall not include any right to participate in management of the Company, including any right to vote, consent to, and shall not include any right to information on the Company or its operations or financial condition. Following any Transfer of only the Economic Rights of a Member's Membership Interest in the Company, the transferring Member's power and right to vote or consent to any matter submitted to the Members shall be eliminated, and the Membership Interests of the remaining Members, for purposes only of such votes, consents, and participation in management, shall be proportionately increased until such time, if any, as the transferee of the Economic Rights becomes a fully substituted Member.

SECTION 9

DISSOLUTION AND WINDING UP OF THE COMPANY

9.1Dissolution. The Company shall be dissolved on the happening of any of the following events:

9.1.1Sale, transfer, or other disposition of all or substantially all of the property of the Company;

9.1.2The agreement of all of the Members;

9.1.3By operation of law; or

9.1.4The death, incompetence, expulsion, or bankruptcy of a Member, or the occurrence of any event that terminates the continued membership of a Member in the Company, unless there are then remaining at least the minimum number of Members required by law and all of the remaining Members, within 120 days after the date of the event, elect to continue the business of the Company.

9.2Winding Up. On the dissolution of the Company (if the Company is not continued), the Manager must take full account of the Company's assets and liabilities, and the assets shall be liquidated as promptly as is consistent with obtaining their fair value, and the proceeds, to the extent sufficient to pay the Company's obligations with respect to the liquidation, shall be applied and distributed, after any gain or loss realized in connection with the liquidation has been allocated in accordance with Section 3 of this Agreement, and the Members' Capital Accounts have been adjusted to reflect the allocation and all other transactions through the date of the distribution, in the following order:

9.2.1To payment and discharge of the expenses of liquidation and of all the Company's debts and liabilities to persons or organizations other than Members;

9.2.2To the payment and discharge of any Company debts and liabilities, including capital contributions, owed to Members; and

9.2.3To Members in the amount of their respective adjusted Capital Account balances on the date of distribution.

SECTION 10

GENERAL PROVISIONS

10.1Amendments. Amendments to this Agreement may be proposed by the Manager or any Member. A proposed amendment shall be adopted and become effective as an amendment only on the approval of all of the Members.

10.2Governing Law. This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law).

10.3Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the Members with respect to the subject matter of this Agreement. No agreements, understandings, restrictions, representations, or warranties exist between or among the members other than those in this Agreement or referred to or provided for in this Agreement. No modification or amendment of any provision of this Agreement shall be binding on any Member unless in writing and signed by all the Members.

10.4Attorney Fees. In the event of any suit or action to enforce or interpret any provision of this Agreement (or that is based on this Agreement), the prevailing party is entitled to recover, in addition to other costs, reasonable attorney fees in connection with the suit, action, or arbitration, and in any appeals. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party shall be decided by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided.

10.5Further Effect. The parties agree to execute other documents reasonably necessary to further effect and evidence the terms of this Agreement, as long as the terms and provisions of the other documents are fully consistent with the terms of this Agreement.

10.6Severability. If any term or provision of this Agreement is held to be void or unenforceable, that term or provision shall be severed from this Agreement, the balance of the Agreement shall survive, and the balance of this Agreement shall be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

10.7Captions. The captions used in this Agreement are for the convenience of the parties only and shall not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement.

10.8Notices. All notices required to be given by this Agreement shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as certified mail, postage prepaid, directed to the addresses first shown above for each Member or to such other address as a Member may specify by notice given in conformance with these provisions to the other Members.

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IN WITNESS WHEREOF, the parties hereto execute this Operating Agreement as of the date and year first above written.

MANAGER:

Robert Ventures LLC

By:

Name: Joseph Robert
Title: Member Manager

MEMBERS:

RVLP LLC

By:

Name: Joseph Robert
Title: Member Manager

Joseph Robert

By:

Name: Joseph Robert

Schedule 1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT ROBERT VENTURES HOLDINGS LLC

LISTING OF MEMBERS

October 9, 2024

Name	Address	Ownership %
Joseph Robert	2810 N Church Street, Num 28283, Wilmington, DE 19802	99%
RVLP LLC	2810 N Church Street, Num 28283, Wilmington, DE 19802	1%